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                                                                     Exhibit 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           LEINER HEALTH PRODUCTS INC.


         Leiner Health Products Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

         1. The name of the Corporation is Leiner Health Products Inc. The Corporation was originally incorporated under the name of P. Leiner Nutritional Products Corp. on June 12, 1987.

         2. The Corporation then filed a Certificate of Agreement of Merger, merging with P. Leiner Nutritional Products Corp., a California corporation, the Corporation being the surviving corporation, on August 27, 1987.

         3. The Corporation then filed a Certificate of Merger, merging PLI Merger Corp. with and into P. Leiner Nutritional Products Corp. on May 4, 1992.

         4. The Corporation then filed a Certificate of Amendment, changing its name to LHP Holdings Corp. on June 9, 1992.

         5. The Corporation then filed a Certificate of Ownership, merging LHP Holdings Corp. into Leiner Health Products Inc. on April 30, 1993.

         6. This Amended and Restated Certificate of Incorporation was proposed by the Board of Directors and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware, the written consent of the stockholders having been given in accordance with Section 228 of the General Corporation Law of the State of Delaware, and is as follows:

         FIRST:    The name of the Corporation is Leiner Health Products Inc.


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         SECOND:   The address of the Corporation's registered office in the
State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD:    The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:   The total number of shares of stock which the Corporation
shall have authority to issue is One Thousand (1,000) shares of Common Stock, and the par value of each such share is One Dollar ($1.00).

         FIFTH:    As permitted by Section 242(b) of the General Corporation
Law of the State of Delaware, the number of authorized shares of the Corporation's Common Stock may be increased at any time and from time to time by the affirmative vote of the holders of a majority of the shares of Common Stock.

         SIXTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

         (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

         (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by ballot.

         (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

         (d) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, PROVIDED that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director's duty


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    of loyalty to the Corporation or its stockholders, (II) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (III) under Section 174 of the General Corporation Law of the State of Delaware or (IV) for any transaction from which the director derived an improper personal benefit.

         (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide or to the extent that the provisions of the By-Laws would conflict with the provisions of this Certificate of Incorporation.

         SEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.


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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by William B. Towne, its Secretary, and attested by Gale K. Bensussen, its President, this 9th day of October, 1997.



                                       LEINER HEALTH PRODUCTS INC.


                                       By: /s/ William B. Towne
                                          ------------------------
                                           Name:  William B. Towne
                                           Title: Executive V.P., Finance
                                           and CFO, Secretary and Treasurer




ATTEST:


By:/s/ Gale K. Bensussen
   ------------------------------
   Name:  Gale K. Bensussen
   Title: President


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